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                                                       Exhibit 5

                                           September __, 1994


Lear Seating Corporation
21557 Telegraph Road
Southfield, MI 48034

       Re:     Registration Statement on Form S-8 of Lear Seating
               Corporation (the "Registration Statement")

Gentlemen:

         We have acted as special counsel for Lear Seating Corporation, a Delaware corporation (the "Company"), in connection with the registration on Form S-8 of the offer and sale of up to 4,619,815 shares (the "Shares") of the Company's Common Stock, par value $.01 per share ("Common Stock"), issuable upon exercise of certain stock options ("Options"). Of the Shares (i) up to 2,080,815 shares may be issued pursuant to those certain Stock Option Agreements dated September 29, 1988 between the Company and certain management investors (collectively, the "1988 Stock Option Plan"), (ii) up to 1,914,000 shares may be issued pursuant to the Lear Seating Corporation 1992 Stock Option Plan (the "1992 Stock Options Plan") and (iii) up to 625,000 shares may be issued pursuant to the Lear Seating Corporation 1994 Stock Option Plan (the "1994 Stock Option Plan").

       This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Act").

       In connection with this opinion, we have examined and are familiar with originals or copies, certified or otherwise identified to our satisfaction, of
(i) the Registration Statement, as filed with the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended;
(ii) the Restated Certificate of Incorporation of the Company, as currently in effect; (iii) the Amended and Restated By-laws of the Company, as currently in effect (the "By-laws"); and (iv) resolutions of the Board of Directors of the Company relating to, among other things, the issuance and sale of the Common Stock and the filing of the Registration Statement. We have also examined such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

       In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such latter documents. We have also assumed that the Company's Board of Directors, or a duly authorized committee thereof, will have approved the issuance of each Option prior to the issuance thereof. As to any facts material to this opinion which we did not independently establish or verify, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others.

       Based upon and subject to the foregoing, we are of the opinion that:

       All Shares issued pursuant to the 1988 Stock Option Plan, the 1992 Stock Option Plan and the 1994 Stock Option Plan will be, upon payment of the specified exercise price therefor, legally issued, fully paid and nonassessable shares of Common Stock of the Company.

       We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving such consent, we do not concede that we are experts within the meaning of the Act or the rules and regulations thereunder or that this consent is required by Section 7 of the Act.

                                               Very truly yours,



                                               Winston & Strawn